Exhibit 10.2
EXCLUSIVE EQUIPMENT LEASE AGREEMENT
     Exclusive Equipment Lease Agreement (the “Agreement”) is entered into as of the 4th day of September, 2009 (the “Effective Date”) between Mitcham Industries, Inc., a Texas corporation (“Mitcham”), and SERCEL, Inc., a corporation organized under the laws of Oklahoma (“SERCEL”), which parties agree as follows:
0. DEFINITIONS AND INTERPRETATION
In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and the plural form:
i.	“Affiliate” shall mean with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with the first person. For the purposes of this Agreement, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to vote 50% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such person or any one or more business entities which are: (a) owned or controlled by, (b) owning or controlling, or (c) owned or controlled by the business entity owning directly or indirectly, at least fifty percent (50% ) of the voting stock ordinarily entitled to vote in the election of directors.

In the case of SERCEL, “Affiliate” shall be further limited to business entities, which are engaged in the manufacturing of seismic equipment.

ii.	“Agreement” shall mean the present agreement (including the Schedules) as amended in writing from time to time.

iii.	“Confidential Information” shall mean any and all non-public technical, business and/or proprietary information disclosed by one Party to the other Party, directly or indirectly, in writing with respect to a Party’s business strategies and practices, methodologies, trade secrets, know-how, pricing, technology, software, products, product plans, services, and other information the confidential or proprietary nature of that is reasonably apparent under the circumstances. The existence and terms of this Agreement shall be deemed Confidential Information, unless otherwise agreed.

iv.	“Effective Date” shall mean January 1st, 2009.

v.	“Exclusive Authorized Third Party Lessor” shall mean that Mitcham shall receive first opportunity from Sercel to rent or lease Sercel’s products.

vi.	“Levels” shall mean (1) one 3-component station of Slimwave, Geowave or Maxiwave.

vii.	“MITCHAM” shall mean Mitcham Industries Inc, and its Affiliates engaged in the rental, lease, and sales of seismic data acquisition systems and equipment throughout the world.

viii.	“Parties” shall mean MITCHAM and Sercel; “Party” shall mean one of them.

ix.	“Products” shall mean any land, transition zone, marine or seabed seismic equipment, down hole acquisition equipment and/or software. “Sercel” shall mean Sercel Inc. and its Affiliates engaged in the manufacture and marketing of seismic equipment.

x.	“VSP Tools” shall mean Sercel VSP products including Slimwave, Geowave and Maxiwave

xi.	“Year” shall mean one of the three 365-day periods commencing on the Effective Date or the first two anniversaries thereof.
1. Introduction. SERCEL and certain of its Affiliates design, manufacture and market fully-configured seismic data acquisition systems (the “SERCEL Systems”), the components thereof and equipment related thereto, including station units that are sometimes called “channel boxes.” At the present time, SERCEL and certain of its Affiliates manufacture equipment as described on Schedule 1a and Schedule 1b (collectively the “Products”). Mitcham and certain of its Affiliates provides full service leasing services to customers in the oil and gas industry, including the leasing of new and used channel boxes to customers who have SERCEL Systems. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged for all purposes, Mitcham and SERCEL agree to the terms set forth herein.
2. Exclusive Authorized Third Party Lessor.
     (a) Mitcham hereby represents to SERCEL that Mitcham has the necessary skills, experience, personnel, facilities and equipment to effectively perform its responsibilities as the exclusive leasing representative for SERCEL as described in the Agreement. In reliance upon that representation, SERCEL hereby appoints Mitcham as the exclusive authorized lessor of the Products listed on Schedule 1a (the “Exclusive Products”) throughout the world (the “Territory”) and as the non-exclusive authorized lessor of the Products listed on Schedule 1b throughout the Territory; except that Mitcham shall not offer financing leases or leases equal to or greater than one year except with SERCEL’s prior written consent. SERCEL has the right to undertake equipment leases with a term greater than or equal to one year without any prior notice given to Mitcham. During the term of this Agreement, Mitcham will actively promote and solicit the leasing of the Products.

     (b) During the term of this Agreement, SERCEL shall not recommend or suggest any competitor of Mitcham (including without limitation the competitors listed in Schedule 2a) or any other third party known by SERCEL or its Affiliates as a source from which any of the Exclusive Products may be leased in the Territory.
     (c) During the term of this Agreement, SERCEL and/or any Affiliate shall remain free to perform, directly or indirectly, with any third party any operating or financial lease with a term greater than or equal to one year or, subject to the provisions of paragraph 2(f) herein, with respect to Land, Marine, OBC, VSP Tools Product throughout the Territory. The Parties acknowledge that the purpose of this Agreement is the lease of Products by Mitcham. This Agreement does not allow Mitcham to act as distributor, agent, commercial representative or reseller of brand-new Products.
     (d) Mitcham’s exclusive rights to lease the DSU3 428XL system shall apply throughout the Territory except that:
     (i) Mitcham will not rent DSU3 428XL system for use in mainland China to any seismic contractor that is owned or controlled by Chinese nationals without SERCEL’s prior written consent; and
     (ii) Mitcham will have non-exclusive rights of rental of the 428XL DSU3 system in the countries of the Commonwealth of Independent States, including Azerbaijan, Kazakhstan, Turkmenistan, and Uzbekistan.
     (e) Mitcham’s exclusive rights to lease VSP Tools shall apply throughout North and South America except that:
     (i) Mitcham will not rent VSP Tools for use in mainland China to any seismic contractor that is owned or controlled by Chinese nationals without SERCEL’s prior written consent; and
     (ii) Mitcham will have non-exclusive rights of rental of VSP Tools for Europe, Asia, Africa and the Australia Continents.
     (f) During the term of the Agreement, in the event that a third party makes inquiry of SERCEL as to the possibility of leasing any of the Products anywhere in the Territory, then and upon each inquiry, SERCEL shall contact Mitcham (by phone, email or letter) and explain in reasonable detail the identity of the third party and the terms, if any, that have been discussed with regard to such lease, and Mitcham shall promptly contact such third party and negotiate the terms of the proposed lease. Mitcham shall have discretion to accept or reject any third party referred by SERCEL for leasing as a result of (i) possessing an insufficient amount of the Products for lease to such third party (provided, however, the continued failure of Mitcham to maintain a sufficient amount of products to satisfy demand could be evidence that Mitcham is not actively promoting the leasing of Products, as required hereunder unless caused by the failure of SERCEL to deliver Products to Mitcham), (ii) reasonably apparent credit risk or any other reasonable business-related factor, or (iii) inability to reach agreement on the terms of such lease. Notwithstanding the previous sentence, Mitcham shall use commercially reasonable best efforts to service every third party referred by SERCEL for leasing. Mitcham shall be deemed to have rejected such a third party as a result of inability to agree on the terms within fifteen (15) business days of such third party’s first contact by Mitcham with regard to such proposed lease. SERCEL may then respond to this one time business opportunity in any means it sees fit. If SERCEL leases to such third party, then SERCEL shall have the right to continue to lease to such third party after the term of the initial lease between them shall terminate; provided, however, that if (x) the lease between such a third party and SERCEL shall terminate, (y) the leased Product is returned to SERCEL, and/or (z) such third party shall later make an inquiry concerning leasing of the Products, SERCEL shall again follow the procedure set forth in this Sub-Section (f); and provided further that when such lease ends, SERCEL will offer to sell any Products leased thereunder to Mitcham, on mutually agreed terms. The purchase of these products will not count toward the minimum purchase commitment made by Mitcham to SERCEL in this agreement.
     (g) In no event shall either SERCEL or Mitcham have any right to require that the other party charge any specific price or follow any pricing guidelines or establish or require any other specific or general term with regard to the leasing of any of the Products, or the provision of any other good or service by either of them. Notwithstanding the foregoing, Mitcham shall use its commercially reasonable best efforts to have a reasonable quantity of the Products available for lease at prices which Mitcham believes reflects the supply of and demand for the Products.
3. Purchase of Products from SERCEL.
     (a) Subject to the other provisions of this Agreement, Mitcham agrees that it will purchase from SERCEL and SERCEL agrees that it will sell to Mitcham, all of the Products necessary to meet Mitcham’s obligations under each lease as provided herein. The terms and conditions of purchases by Mitcham of the Products hereunder shall be governed by SERCEL’s standard terms and conditions, a copy of which is attached hereto as Schedule 3(a); provided, however, that in the event of any conflict between the terms of such terms hereof, the terms of the Agreement shall prevail. SERCEL may update Schedule 3(a) from time to time after written notice to Mitcham.
     (b) The price of the Products shall be determined in accordance with the discount(s) set forth on Schedule 3(b), and Mitcham shall receive the discounts set forth on Schedule 3(b) with regard to the Products ordered by Mitcham in each order, subject to adjustment agreed to by the parties pursuant to paragraph 3(c) herein..
     (c) The Parties acknowledge that SERCEL’s prices for the products are based on discounts offered by SERCEL based on volume. SERCEL agrees to offer Mitcham discounts on the Products that are at least as favorable to Mitcham as SERCEL offers to its other customers for comparable volumes and consideration to payment terms.

     (d) Delivery is Ex-Works Sercel Plant(s). Packing charges will be quoted to Mitcham and the purchase order received from Mitcham will reflect the full value of the quotation including packing charges. Mitcham may instruct Sercel at their discretion to include freight and insurance in the proposal. This will be quoted at Sercel’s cost plus a handling fee of ten percent (10%).
     (e) Sercel reserves the right to increases prices of product and repair services up to five (5%) percent per year. This only includes products and repair services that involve Sercel manufactured products. Out sourced services and products will be increased at a proportionate level to increases imposed on Sercel.
4. Minimum Purchase Requirements for 428XL DSU3.
     (a) Subject to the terms hereof, Mitcham will issue a Purchase Order for 27,000 DSU3 428XL system channels within two weeks of signing this agreement. This PO will be called a Master PO. Subsequently, Mitcham will issue PO’s which reference the Master PO to draw against the 27,000 channels. These PO’s will be called Supply PO’s. Orders that Mitcham places with SERCEL affiliates apply toward the minimum purchase requirements for 428XL DSU3. In the event that Mitcham does not purchase Products from SERCEL via Supply PO’s under the Agreement in an amount that satisfies the Minimum Purchase Requirements (set forth below), at SERCEL’s option but subject to Section 4(c) below, SERCEL may terminate this Agreement on 30 days written notice; and upon such termination Mitcham shall not be obligated to purchase any Products other than the Products that it has ordered prior to the effective date of such termination.
     (b) For purposes hereof, the term “Minimum Purchase Requirement” shall mean Products purchased and delivered to Mitcham via Supply PO’s from SERCEL as follows:
From July 1, 2009 to December 31, 2009: 3,000 428XL DSU3; 9,000 Channels
From January 1, 2010 to December 31, 2010: 3,000 428XL DSU3; 9,000 Channels
From January 1, 2011 to December 31, 2011: 3,000 428XL DSU3; 9,000 Channels
     (c) Notwithstanding anything herein to the contrary, in the event that a Minimum Purchase Requirement is not satisfied by Mitcham in any period ending before December 31, 2011, this Agreement may not be terminated by SERCEL due to such failure if Mitcham meets the Minimum Purchase Requirement for the subsequent period (i.e., Mitcham will have one period that equals (1) one year in which to cure any failure to meet the Minimum Purchase Requirement).
     (d) For purposes of determining whether Mitcham has satisfied the Minimum Purchase Requirement, Products purchased by Mitcham shall include Products ordered by Mitcham via Supply PO’s regardless of when such Products are delivered so long as such

Products are ordered before 90 days of the end of a period and paid for in accordance with the terms and conditions set forth in Schedule 3(a). If Mitcham orders within the specified period and SERCEL is not able to deliver due to manufacturing delivery issues, there will be no penalty against Mitcham and such orders will be applied to satisfy the Minimum Purchase Requirement. In the event Mitcham purchases more than the Minimum Purchase Requirement in any given period, such excess shall be applied in meeting the Minimum Purchase Requirement for any subsequent period.
5. Minimum Purchase Requirement for VSP Tools
     (a) Subject to the terms hereof, Mitcham will issue a Purchase Order for 300 levels of VSP Tools within two weeks of signing this agreement. This PO will be called a Master PO. Subsequently, Mitcham will issue PO’s which reference the Master PO to draw against the 300 levels. These PO’s will be called Supply PO’s. In the event that Mitcham does not purchase Products from SERCEL via Supply PO’s under the Agreement in an amount that satisfies the Minimum Purchase Requirements (set forth below), at SERCEL’s option but subject to Section 5(c) below, SERCEL may terminate this Agreement on 30 days written notice; and upon such termination Mitcham shall not be obligated to purchase any Products other than the Products that it has ordered prior to the effective date of such termination.
     (b) For purposes hereof, the term “Minimum Purchase Requirement” shall mean Products purchased and delivered to Mitcham via Supply PO’s from SERCEL as follows:
From July 1, 2009 to December 31, 2009: 100 levels of VSP Tools
From January 1, 2010 to December 31, 2010: 100 levels of VSP Tools
From January 1, 2011 to December 31, 2011: 100 levels of VSP Tools
NOTE: At time of agreement Sercel acknowledges receipt of Purchase Orders for 102 Maxiwave tools and 13 Slimwave tools which order shall be applied towards the Minimum Purchase Requirement.
     (c) Notwithstanding anything herein to the contrary, in the event that a Minimum Purchase Requirement is not satisfied by Mitcham in any period ending before December 31, 2011, this Agreement may not be terminated by SERCEL due to such failure if Mitcham meets the Minimum Purchase Requirement for the subsequent period (i.e., Mitcham will have one period that equals (1) one year in which to cure any failure to meet the Minimum Purchase Requirement).
     (d) For purposes of determining whether Mitcham has satisfied the Minimum Purchase Requirement, Products purchased by Mitcham shall include Products ordered by Mitcham via Supply PO’s regardless of when such Products are delivered so long as such Products are ordered before 90 days of the end of a period and paid for in accordance with the terms and conditions set forth in Schedule 3(a). If Mitcham orders within the specified period and SERCEL is not able to deliver due to manufacturing delivery issues, there will be no penalty against Mitcham and such orders will be applied to satisfy the Minimum Purchase Requirement. In the event Mitcham purchases more than the Minimum Purchase Requirement in any given period, such excess shall be applied in meeting the Minimum Purchase Requirement for any subsequent period.
6. Third Party Replacement Parts. Mitcham shall not order from any third party any replacement parts for any Products that are not qualified by SERCEL. Any use of replacement parts that have not been qualified by SERCEL will give SERCEL the right, in any case, to cancel any warranty remaining on the equipment for which such unqualified parts are used and/or SERCEL shall be entitled to terminate this Agreement should Mitcham fail to remedy such situation within 10 days of SERCEL giving notice to Mitcham.
7. Resale of Purchased Equipment by Mitcham. Without SERCEL’s prior written consent, Mitcham hereby agrees that it will not sell any of the Products purchased under this Agreement until a period of three (3) years from the date it received the relevant Product. Without limiting the foregoing, Mitcham may approach SERCEL with a lease to purchase or sales opportunity for equipment purchased hereunder, and SERCEL may then grant Mitcham the right to pursue that opportunity. Notwithstanding anything to the contrary contained in this Agreement, Mitcham is not, in any case, entitled to sell within or outside mainland China any of the Products purchased under this Agreement to any seismic contractor owned or controlled by Chinese nationals.
8. Provision of Certain Goods and Services by SERCEL. SERCEL hereby agrees that Mitcham shall have the right to send a reasonable number of its employees and representatives of its customers who lease the Products from Mitcham to such technical, training, operations and maintenance classes as SERCEL provides to SERCEL’s customers who lease or purchase the Products from SERCEL, at SERCEL standard rates. SERCEL will provide Mitcham (4) four free training courses per year to be used for any of the SERCEL training courses. This does not include the cost of travel, lodging, food or incidental expenses. As part of this agreement, Mitcham will receive (2) two “no charge” training courses for each central recording system purchased from Sercel. These courses may be used for Mitcham employees or lease/rent customers of Mitcham. SERCEL will have no responsibility for travel, lodging, food or incidental expenses of the Mitcham attendees. SERCEL hereby agrees to send to Mitcham such quantities of all manuals and selling information, marketing brochures and literature regarding the Products (other than proprietary information) as SERCEL develops and as Mitcham shall reasonably request in connection with its Leasing activities, at no charge to Mitcham. SERCEL’s current training price schedule can be changed any anytime as long as Mitcham is so notified 30 days in advance: Sercel agrees to supply up to three (3) total TMS units to be used for the testing and repair of 408UL or 428XL units to Mitcham at a cost of Thirty thousand five hundred sixty-eight United States Dollars ($30,568.00) per TMS unit. The list price of this unit, for future reference, is thirty-eight thousand two hundred ten United States Dollars ($38,210.00) per TMS unit.

9. Warranty and Service.
     (a) SERCEL warrants to Mitcham all of the Products sold by SERCEL to Mitcham are new and are subject to SERCEL’s standard warranty terms.
     (b) SERCEL makes no warranties or representations whatsoever with respect to any non- SERCEL products, however, any warranty information from the manufacturers of the non-SERCEL products shall be passed on to Mitcham.
     (c) The standard SERCEL warranty is given expressly and in lieu of all other express or implied warranties, including a warranty of merchantability or fitness and in no event shall SERCEL be liable for consequential damages resulting from the use of any of the Products.
     (d) In no event shall Mitcham have any authority whatsoever, express or implied, to make warranties other than those provided for herein without prior written permission from the SERCEL.
10. Maintenance and Repair of Leased Equipment.
     (a) Mitcham and Sercel acknowledges that third party lessee of the Products from Mitcham may return the leased Products directly to SERCEL after the termination of such third party’s leases. In such event, SERCEL shall perform its standard maintenance check of such Products and inform Mitcham of any necessary repairs.
     (b) The maintenance checks and the repairs performed by SERCEL on the Products received from the lessees shall be invoiced by SERCEL to Mitcham at the SERCEL standard price. With respect to the repair undertaken by SERCEL, Mitcham will be entitled to a five percent (5%) discount on the repair pricing listed herein on attached Schedule 5(a). Mitcham shall also pay the reasonable and ordinary freight and storage charges incurred by SERCEL with respect to such Products.
     (c) For any repairs performed by SERCEL, Mitcham shall be entitled to receive 5.0% discount on the repair price listed herein on attached Schedule 5(a).
     (d) Following such maintenance check and needed repairs, SERCEL shall ship such Products to Mitcham at Mitcham’s expense to a location designated by Mitcham.
11. Right to Use Name. Mitcham shall have the right during the Term of this Agreement to (i) identify itself as the exclusive third party lessor of the Exclusive Products, (ii) use all SERCEL trademarks and tradenames related to the Products that Mitcham leases to third parties in advertisements and promotional materials; provided, however, that Mitcham shall obtain the prior written approval of SERCEL to any such advertisements and promotional materials. No rights to manufacture are granted by this Agreement and such SERCEL trademarks and tradenames related to the Products are and shall remain the sole and exclusive property of

SERCEL and Mitcham shall have no rights therein other than as specifically set forth in this Agreement.
12. Relationship of the Parties. Neither Mitcham nor SERCEL shall have (i) any liability for leases or sales of any of the Products by the other, or (ii) any authority to control, act for or obligate the other in any way. This Agreement shall not be construed as creating an agency, partnership or joint venture between Mitcham and SERCEL. Neither Mitcham nor SERCEL (or any of their employees or representatives) shall be construed as an agent, consultant or employee of the other for any purpose. Mitcham shall not have the authority to bind SERCEL in any respect, it being intended that Mitcham shall act as an independent contractor and not as an agent, with the understanding that SERCEL shall not be responsible for any obligations and/or liabilities incurred by Mitcham in connection with its business activities.
13. Term of Agreement. Unless sooner terminated in accordance with the provisions hereof, this Agreement shall be effective from the Effective Date through December 31, 2011(the “Term”). This Agreement may only be renewed through written agreement of both Parties.
14. No Effect on Right to Sell.
     (a) This Agreement shall not be construed to have any effect on SERCEL’s rights to sell (as opposed to lease) its products and services to any party, except that SERCEL shall not knowingly sell any of the Exclusive Products to any party that will lease the Products in the Territory, including without limitation Mitcham’s competitors listed on Schedule 2(a).
     (b) This Agreement shall not be construed to have any effect on Mitcham’s rights to sell any other products or services to any party.
15. Indemnity. SERCEL and Mitcham hereby agree to the following indemnification obligations:
     (a) Mitcham shall indemnify and hold harmless SERCEL, its directors, officers, employees and Affiliates (hereinafter the “SERCEL Indemnities”) against any and all liability, loss, damages, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys fees) incurred by any of the SERCEL Indemnities as a result of any breach or violation by Mitcham or others acting on its behalf of any obligation, covenant, representation or warranty of Mitcham set forth in this Agreement.
     (b) SERCEL shall indemnify and hold harmless Mitcham, its directors, officers, employees and Affiliates (hereinafter the “Mitcham Indemnities”) against any and all liability, loss, damages, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys fees) incurred by any of the Mitcham Indemnities (i) as a result of any breach or violation by SERCEL or others (other than Mitcham) acting on its behalf of any obligation, covenant, representation or warranty of SERCEL set forth in this Agreement, (ii) that arise out of or are based upon losses, claims, damages or liabilities suffered by any third parties

(meaning any party other than Mitcham, SERCEL, Mitcham’s customer and their respective affiliates) resulting from design, manufacture, and/or operation of any Products, from the failure of any such Products to satisfy any warranties (whether expressed or implied, if any), or from any defect in the Products.
     (c) It is expressly acknowledged by Mitcham that all liabilities and indemnification in relation thereto between SERCEL and Mitcham and Mitcham’s customers, when leasing, renting or selling Sercel equipment to Mitcham’s customers, will be exclusively governed by SERCEL’s general conditions of sale as mentioned in Schedule 3(a) of the Agreement.
     (d) Patent infringement. The parties acknowledge that if any Mitcham customer issues a claim against Mitcham or Sercel on the basis that the Products are infringing a third party valid and enforceable patent, Sercel agrees to do its best efforts to protect its patents and shall be responsible for the compensation regarding that claim under the conditions hereunder defined. Without limiting the foregoing, if a final injunction is, or Sercel believes, in its sole discretion, is likely to be, entered, prohibiting the use of Products by Mitcham’s customers, Sercel will, at its sole option and expense, either: (a) procure for Mitcham or its clients the right to use the relevant Products herein, or (b) replace the infringing Products with non-infringing, functionally equivalent products, or (c) suitably modify the Products so that they are not infringing; or, (d) in the event (a), (b) and (c) are not commercially reasonable, refund to Mitcham the infringing Products at a price which is the purchase price less depreciation based on five (5) years straight-lined depreciation). Except as specified above, Sercel will not be liable for any costs or expenses incurred without its prior written authorization. Notwithstanding the foregoing, Sercel assumes no liability for infringement claims arising from (i) combination of the Products with other products not provided by Sercel, ( ii) any modifications to the Products unless such modification was made by Sercel or, (iii) any part or component supplied by third party. The liability that Sercel may incur with respect to any infringement claim is expressly limited to 100% of the amount Mitcham paid as purchase price of the Products.
     (e) Either party seeking indemnification hereunder shall notify the other party in writing of any legal action commenced against SERCEL Indemnities or the Mitcham Indemnities, as the case may be, as soon as practicable. The indemnity obligations of Mitcham and SERCEL shall survive the expiration or termination of the Agreement.
     (f) In no event will SERCEL be liable to Mitcham, whether in contract or tort including negligence, under this Agreement as amended for special, incidental, indirect or consequential damages, nor any other losses or damages whatsoever resulting from loss of use, time, profits or business resulting from its performance or non–performance, or its termination of this Agreement as amended in accordance with the terms of this Agreement.
16. General.
     (a) The addresses of Mitcham and SERCEL for purposes of giving any notice or other communication under this Agreement are as set forth below. Any such notice or communication shall be in writing and signed by an officer or authorized representative of Mitcham or SERCEL, as applicable. Any such notice or communication shall be deemed to have been given (i) immediately upon physical delivery to the addressee, or (ii) three days after such notice or communication has been deposited in the United States mail, addressed as set forth below, first-class postage prepaid, certified mail, return receipt requested.

Mitcham:	Mitcham Industries, Inc.
P. O. Box 1175
Huntsville, Texas 77342-1175
Attn: Billy F. Mitcham, Jr.

SERCEL:	SERCEL Incorporated
17200 Park Row
Houston, Texas 77084
Attn: Mark Farine
Notice may be served in any other manner, including telex, telecopy, telegram, etc., but shall be deemed delivered and effective as of the time of actual delivery.
     (b) Mitcham and SERCEL represent and warrant to each other that the execution, delivery and performance of this Agreement have been authorized by all necessary corporate action, and that this Agreement is a valid and binding obligation of each of them, respectively. Mitcham and SERCEL represent and warrant to each other that, to the best of their knowledge, neither the execution and delivery nor the performance of this Agreement will conflict with or result in a breach of any (i) law or of any regulation, order, writ, injunction, or decree of any court or government authority of any country or state in which this Agreement is to be performed, or (ii) any agreement to which they are a party.
     (c) This Agreement represents the entire agreement between Mitcham and SERCEL with regard to the subject matter hereof, and supersedes all prior or contemporaneous agreements, understandings or arrangements related to the subject matter hereof, including without limitation the Exclusive Lease Agreement between the parties dated June 1 2006 as amended and extended. This Agreement may not be amended or modified except by a written document signed by duly authorized officers of Mitcham and SERCEL.
     (d) This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement shall bind and be enforceable against the parties hereto and their respective successors and permitted assigns. Notwithstanding such authorized assignment, Mitcham shall continue to be liable for all obligations of Mitcham set forth in this Agreement.
     (e) In the event Billy F. Mitcham, Jr. is no longer employed by Mitcham in a senior management capacity or is considered by Sercel to be not sufficiently and actively involved in the performance of this Agreement, SERCEL shall have the option upon 30 days written notice to terminate this Agreement.
17. Compliance with Laws. In all of its activities pursuant to this Agreement, Mitcham and SERCEL shall comply with all laws, decrees, statutes, rules, regulations, codes and ordinances of any jurisdiction which may be applicable to such activities, including without limitation, laws imposing registration and disclosure requirements on Mitcham; provided, however, insignificant violations of any of the foregoing that have no more than a minimal effect on Mitcham or SERCEL shall not be a violation of this Agreement. In leasing the Products hereunder, Mitcham shall act at all times in a manner demonstrating a high level of integrity and ethical standards. Without limiting the scope of its general obligations set forth above this section, Mitcham hereby represents and warrants to SERCEL in connection with its activities performed with regard to the Products in the past (if any), and hereby covenants and agrees with SERCEL in connection with its activities to be performed in connection with the Products in the future, that Mitcham and any person or firm acting in association with or on behalf of Mitcham:
(a)	has not offered, paid, given, promised to pay or give, or authorized the payment or gift of, and

(b)	will not offer, pay, promise to pay or give, or authorize the payment or gift of,

(c)	any money or thing of value to:
(i)	any “Foreign Official” as defined in the United States Foreign Corrupt Practices Act (Pub. L. No. 95-213, 94 Stat. 1494), together with all amendments to that Act which are effective during the term hereof (the “FCPA”)

(ii)	any political party or party official, or any candidate for political office; or

(iii)	any other person for the purpose of (A) influencing any act or decision of such Foreign Official, political party, party official, or candidate in his or its official capacity, (B) inducing such Foreign Official, political party, party official or candidate to do or omit to do an act in his violation of his or its official duty; or (C) Inducing such Foreign Official, political party, party official or candidate to use his or its influence with a foreign government or an instrumentality of such government to affect or influence any act or decision of such government or instrumentality in order to assist SERCEL to obtain or retain business with any person or to direct business to any person.
     Further, Mitcham hereby represents and warrants to SERCEL that no person having a direct or indirect financial interest in Mitcham as of the date hereof is: (i) a Foreign Official, (ii) an official of any political party, or (iii) a candidate for political office; provided, however, for purposes hereof, a person shall not be deemed to have a direct or indirect financial interest in Mitcham as a result of owning less than (5%) of the outstanding shares of common stock of Mitcham. In connection with determining whether a person owns five percent (5%) or more of the stock, Mitcham shall be permitted to rely upon filings made by its shareholders under the Securities Exchange Act of 1934, as amended, or filings made under other applicable federal securities laws. Mitcham shall immediately notify SERCEL in the event that any person now or hereafter having such a financial interest in Mitcham shall assume such a status.
     From time to time as requested by SERCEL, Mitcham shall, within five (5) days after request from SERCEL, certify to SERCEL in writing that the obligations, representations and warranties of Mitcham set forth in this Section have not been violated. SERCEL shall not be permitted to request such certification more often than once each calendar quarter unless it has reason to believe a violation has occurred. Mitcham shall cooperate fully with any investigation which may be conducted by representatives of SERCEL for the purpose of determining whether or not Mitcham has violated any of those obligations, representations and warranties. In the event that amendments in the FCPA reasonably necessitate modifications to this Section 17, the parties hereto agree to negotiate in good faith in connection therewith and enter into such modifications.
18. Mitcham Undertakings. Mitcham hereby agrees:
(a)	To use its commercially reasonable best efforts to actively promote and solicit the leasing of the Products.

(b)	To participate in training programs that may be offered by SERCEL or by others relating to the Products.

(c)	To obtain approval of SERCEL prior to the commencement of any advertising relating to the lease of the Products which advertising has not been previously approved by SERCEL.

(d)	Not knowingly to lease the Products to companies or countries that are precluded by United States law from trading with the United State or its residents and, to make reasonable inquiry in connection therewith, including inserting provisions in the leases with their customers that are reasonably intended to keep Mitcham’s customers from using the Products in the countries in which United States law prohibits the use of the Products.

(e)	To make all reasonable effort to use the distributors described on Schedule 4(a) and that have been designated by SERCEL in locations outside of the United States or Canada so as to minimize conflicts between distributors, except in India where Mitcham currently has an agent in such country. However, if conflicts arise as a result of multiple distributors, both parties will make a reasonable attempt to use the same distributor.

(f)	To use commercially reasonable efforts to continue to maintain an organization commensurate with the growth of leasing of the Products.

(g)	To return to SERCEL on termination of this Agreement any and all catalogs, samples, price lists, and any other data, information and/or supplies or materials furnished by SERCEL which are in the possession of Mitcham or any of its employees, agents, representatives or consultants.

(h)	Not to alter, hide nor secrete SERCEL’s name on any of the Products or on any sales promotion material furnished by SERCEL.
19. SERCEL’s Undertakings. SERCEL hereby agrees:
(a)	To cooperate with Mitcham in joint marketing programs for the Products.

(b)	Upon request by Mitcham, to notify SERCEL’s affiliates, distributors and employees regarding Mitcham’s exclusive leasing rights for the Products under this Agreement and to instruct those affiliates, agents and employees to cooperate with Mitcham in the exercise of its exclusive rights hereunder.

(c)	At its sole discretion and option, to invite Mitcham to meetings in order to joint market the Products.

(d)	To provide such reasonable support and technical services for the Products as Mitcham may reasonably request from time to time and at Mitcham obligation as per Sercel’s current price list for said support and technical services without any discount.

(e)	To honor all of SERCEL’s manufacturer warranties in accordance with SERCEL’s standard warranty terms and conditions for the Products leased by Mitcham.

(f)	To provide Mitcham with the right to transfer licenses to use SERCEL software to customers solely in connection with the use of the Products.

(g)	To provide Mitcham with the right to transfer the SERCEL manufacturer’s warranties in connection with any lease, or lease to purchase of the Products.

(h)	Not to grant to any competitor of Mitcham, as listed in Schedule 2(a), with more favorable terms or rights than provided Mitcham within the terms and conditions of this Agreement.

20. Purchase Order Acceptance and Payment.
     (a) All sales of the Products are subject to SERCEL’s standard conditions of sale, however, SERCEL reserves the right to, at any time, change, alter or amend these conditions by giving prior written notice to Mitcham.
     (b) Mitcham shall confirm with SERCEL all relevant delivery information prior to submission of a purchase order for any of the Products.
     (c) Upon receiving purchase order from Mitcham, SERCEL shall confirm delivery date with formal acceptance or order acknowledgment.
     (d) SERCEL shall have the right to reject, in whole or in part, any purchase order from Mitcham, to refuse in whole or part, to consent to any cancellation requested by Mitcham, and to reject in whole or part, any and all returns of the Products or to refuse to grant refunds or allowances on such returns, based upon reasonable grounds. Any Purchase Order shall be binding on SERCEL only upon receipt by Mitcham of a SERCEL’s formal acceptance or acknowledgement of order.
     (e) All sales by SERCEL to Mitcham shall be payable in U.S. dollars net thirty (30) days from the date of the invoice. Continued late payment could result in Sercel termination of this agreement.
     (f) If SERCEL agrees to modify, alter or amend any of the payment terms contained herein in order to meet the requirements of a specific transaction, such deviation from the provisions of this Agreement shall not be construed as a permanent modification, alteration or amendment of the payment terms nor shall the same be used to establish a precedent for future transactions.
21. Confidential Information. Mitcham agrees that it will maintain in strict confidence, and not disclose to any other person or firm except with the prior written permission of an authorized officer of SERCEL, any and all information received from SERCEL or prepared by Mitcham for SERCEL regarding prices, customer lists, business plans, strategies, forecasts, studies, reports and any other information which may be considered confidential or proprietary by SERCEL and which is not publicly available. The confidentiality obligation of Mitcham under this Section 21 shall survive the expiration or termination of this Agreement. In the event that Mitcham receives a request to disclose all or any part of the confidential information under terms of a subpoena or order issued by a court or by a governmental body, Mitcham agrees (i) to notify SERCEL immediately of the existence, terms, and circumstances surrounding such request, (ii) to consult with SERCEL on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required to prevent Mitcham from being held in contempt or subject to other penalty, to furnish only such portion of the information as, in the written opinion of counsel reasonably satisfactory to SERCEL, it is legally compelled to disclose and to exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed information. The provisions of this

Section are mandatory, Mitcham hereby acknowledges that the provisions of this Agreement may be specifically performed and enforced, and Mitcham consents and agrees that it may be restrained, enjoined or otherwise prevented from divulging any such confidential information if at any time SERCEL reasonably fears that such event may occur.
22. Force Majeure. All transactions under this Agreement and all purchase orders accepted hereunder are subject to modification or cancellation in the event of strikes, labor disputes, lock-outs, accidents, fires, delays in manufacturing or in transportation or delivery of materials, floods severe weather or other acts of God, embargoes, governmental actions, or any other cause beyond the reasonable control of the party concerned, whether similar to or different from the causes above enumerated; and including any special, indirect, incidental, or consequential damages arising from SERCEL’S delay in delivery or failure to deliver as a result of any such cause.
23. Security Interests. Until full payment of the purchase price for a Product, SERCEL hereby retains, and Mitcham hereby grants to SERCEL, a purchase money security interest in that Product sold to Mitcham on account. Mitcham consents to actions by SERCEL that are appropriate to perfect SERCEL’S purchase money security interest and agree to execute such financing statements as are reasonably requested by SERCEL in connection with the foregoing.
24. Termination.
(a)	This Agreement may be terminated at any time:
(i)	by the mutual agreement of the parties; or

(ii)	by either party upon giving a notice of termination to the other party in the event the other party fails to perform, observe or comply with any of the obligations or under-takings of such other party which are contained in this Agreement, and such failure has not been cured within fifteen (15) days after the terminating party has given a written notice specifying such failure to the other party.
     (b) In addition, SERCEL shall be entitled to immediately terminate this Agreement effective upon the giving of notice to Mitcham in the event that: (i) SERCEL has reasonable cause to believe that Mitcham or others acting in association with or on the behalf of Mitcham have committed, or intend to commit, a violation of the FCPA; (ii) Mitcham refuses or is unable to make the certification described in Section 17; (iii) Mitcham ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due or such fact is determined by judicial proceedings, files a voluntary petition in bankruptcy, is adjusted a bankrupt or an Insolvent entity, files a petition seeking for itself any reorganization, rearrangement, composition, readjustment, liquidation, dissolution, or similar arrangement under any present or future statute, law or regulation, or files an answer admitting the material allegations of a petition filed against it in any such proceedings, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of, all or any substantial part of its assets or properties, or if it or the holders of its common stock shall take any action contemplating its dissolution or liquidation. In such event, SERCEL shall have no further liability to Mitcham under this Agreement.
     (c) Upon the termination of this Agreement in accordance with the terms hereof, neither party shall have any further liability to the other party under this Agreement except for obligations and liabilities arising or related to events or circumstances prior to the effective date of termination.
     (d) Notwithstanding the foregoing, it is expressly acknowledged between the Parties that the modification, amendment or termination of this Agreement by SERCEL in accordance with the terms of this Agreement, or the non renewal of this Agreement, will not entitle Mitcham to claim for any damage, penalty or indemnity whatsoever.
25. Arbitration. All disputes involving this Agreement shall be submitted to an arbitrator appointed by, and operating under, the rules of the Judicial Arbitration and Mediation Service (“JAMS”). The choice of the individual arbitrator shall be upon mutual agreement of SERCEL and Mitcham, and the parties agree to negotiate in good faith in connection with the selection of the individual arbitrator. The written decision of the arbitrator shall be final and binding upon all parties, and shall be convertible to a court judgment in the State of Texas. The arbitration shall take place in the State of Texas. The prevailing party as determined by the arbitrator shall be entitled to receive reasonable costs and reasonable attorney’s fees from the non-prevailing party in addition to any other relief granted. No demand for arbitration shall be made after the date when the institution of a legal or equitable proceeding based upon the claim or dispute would be barred by the applicable statute of limitations of the State of Texas. All demands for arbitration shall be made in accordance with Section 16a and shall be deemed made as of the sooner of actual receipt or the date the demand is placed in the United States Mail. Any party shall be entitled to file a lawsuit to specifically enforce the parties’ agreement to arbitrate and for the purpose of obtaining injunctive relief to enforce this Agreement.
26. Applicable Law. This Agreement shall be governed by the laws of the United States of America and the State of Texas.
27. Export Control Laws. Any shipments made by SERCEL to Mitcham or third parties shall at all times be subject to the export control laws and regulations of the United States of America, as such laws shall be amended from time to time. Mitcham agrees that it shall not assist in the disposition of U.S. origin SERCEL Products, by way of transshipment, re-export, and diversion or otherwise, except as said laws and regulations may expressly permit.

28. Standard of Business Conduct. Mitcham agrees not to pay any commissions, fees or grant any rebates to any employee or officer of any proposed customer or its Affiliates or favor employees or officers of such proposed customer with gifts or entertainment of significant costs or value or enter into any business arrangements with employees or officers of any such proposed customer, other than as a representative of that proposed customer, without the proposed customer’s prior written approval.
29. Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of, or estoppel against asserting, the right to require performance in the future. A waiver or estoppel in any one instance shall not constitute a waiver or estoppel with respect to a later breach.
30. Severability. If any of the terms and conditions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed by reforming the particular offending provision or provisions held to be invalid so that it or they are valid and enforceable while remaining as faithful as possible to the or intent of the provision or provisions, the rights and obligations of the parties shall be construed and enforced accordingly, and this Agreement shall remain in full force and effect.
31. Construction. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any other provision hereof. Whenever the context requires, the gender of all words used in this Agreement shall include masculine, feminine, and neuter, and the number of all words shall include the singular and the plural.
32. Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all the parties had signed the same document. Any counterparts shall be construed together and shall constitute one and the same instrument.
33. Cumulative Rights. The rights and remedies provided by this Agreement are cumulative, and the use of any right or remedy by any part shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights a party may have by law, statute, in equity or otherwise.

34. Reliance. All factual recitals, covenants, agreements, representations and warranties made herein shall be deemed to have been relied on by the parties in entering into this Agreement.
35. No Third Party Beneficiary. Any Agreement herein contained, express or implied, shall be only for the benefit of the undersigned parties and their permitted successors and assigns, and such agreements and assumption shall not inure to the benefit of the obligees of any other party, whomsoever, it being the intention of the undersigned that no one shall be deemed to be a third party beneficiary of this Agreement.
36. Drafting Party. This Agreement expresses the mutual intent of the parties to this Agreement. According, regardless of the preparing party, the rule of construction against the drafting party shall have no appreciation to this Agreement.
37. Time is of the Essence. Time is of the essence with respect to all provisions of this Agreement.
38. Survival. Articles 15, 21, 23, 24, 25, 26 and 38 of the Agreement shall survive expiration or termination of this Agreement for whatever reason.
39. Incorporation of Schedules. All schedules attached to this Agreement are incorporated into this Agreement as fully as if stated within the body of this Agreement.
40. MOST FAVORED LEASING AGENT/SUPPLIER STATUS
     (a) Most favored leasing agent status. In consideration of the above understandings and of compliance by MITCHAM of its obligation under Section 4, Sercel shall grant Mitcham the status of the “most favored leasing agent” for Sercel’s: Land acquisition systems and products including 408UL, 408ULS, 428XL, Unite, vibrators, vibrator controls, geophone sensors, hydrophone sensors, and all other related 408 and 428 land conventional and multicomponent equipment including the DSU3 products; Marine acquisition systems and products including Seal, SeaRay, G Guns; VSP Tools including SlimWave, GeoWaves, MaxiWave and will provide Mitcham with the best competitive offer taking into account, the current and domestic prevailing market conditions, the quantities, the delivery times, the support services required, and the fact that the relevant equipment is purchased. This offer will include the best available pricing that is at least as favorable as that made available by Sercel to any of its customers.

     (b) Most favored supplier status. In consideration of Sercel’s commitments under this Agreement, Mitcham shall grant Sercel the status of the “most preferred supplier” for the supply of any conventional or multi-component land acquisition, marine acquisition or transition zone equipment. Such equipment shall include, but is not limited to conventional land acquisition systems, transition zone acquisition systems, geophone sensors, hydrophone sensors, digital sensors, VSP tools, vibrators, vibrator control systems and G Guns. Mitcham shall use its commercially reasonable best efforts to purchase all such equipment from Sercel and not from other suppliers. Should Mitcham seek to purchase comparable equipment from another supplier, it will first provide Sercel with reasonable prior notice. Such notice will specify the equipment required, the quantity required, the delivery period and the country of delivery. Sercel will then be provided the opportunity to provide a proposal for such equipment within fifteen (15) business days. Should Sercel not provide a proposal within the time frame required, or should Mitcham determine that Sercel’s proposal is not competitive in terms of price, quality, support services, delivery dates, technical specifications or commercially viable, Mitcham shall be free to purchase such equipment from another supplier.
IN WITNESS WHEREOF, This Agreement has been executed on behalf of the parties by their duly authorized representative as of the date first written above.

SERCEL Inc.
By:	/s/ Mark Farine
Mark Farine

MITCHAM INDUSTRIES, INC.
By:	/s/ Billy F. Mitcham, Jr.
Billy F. Mitcham, Jr., President